Exhibit 10.16

Outside Director Compensation Plan (a)

(Effective February 2013)

Annual Cash Retainer:

Board Member	$50,000

Non-Executive Chairman of the Board	$50,000
Lead Director	$50,000
Audit Committee Chair	$20,000
Audit Committee Member	No additional compensation
Compensation Committee Chair	$12,500
Compensation Committee Member	No additional compensation
Nominating Committee Chair	$10,000
Nominating Committee Member	No additional compensation

Additional Payments:
Attendance Fee for In Person Attendance at Board Meeting	$1,000
Attendance Fee for Telephonic Attendance at Board Meeting	$500
Attendance Fee for Committee Meeting Attendance	$500

Equity Grant Upon Initial Election or Appointment
New directors – on the date of initial election or appointment to the Board, new directors (other than directors elected at the annual meeting of stockholders who will receive the annual grant of restricted stock as set forth below) will be entitled to a pro-rata portion of the annual restricted stock award grant

Pro-rata for partial year of service based on the date of initial election or appointment, relative to the date of the preceding Annual Meeting of Stockholders

Annual Grant of Restricted Stock (b)	$110,000

Expense Reimbursement – for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings.

All amounts listed above are in United States dollars.

(a)	Each member of the Board, other than a director employed by the Company, is entitled to receive compensation under this plan.
(b)	Each share of restricted stock will be fully vested on the first anniversary of the grant date.

The number of shares issued for restricted stock awards shall equal the specified dollar value of the restricted stock award divided by the applicable per share ASC 718 charge as of the grant date as determined by the company for financial reporting purposes.

Timing of Director Compensation: Each Director shall receive an initial restricted stock award the day of the director’s election or appointment to the board. Thereafter, on the date of each annual meeting of stockholders, each person who is either elected to the Board at the annual meeting or continues to serve on the Board upon the conclusion of the annual meeting will receive all of his or her restricted stock award, which grant will be subject to one year vesting.

The cash retainer and other fees will be paid in arrears, quarterly or semi-annually at the Company’s discretion.